UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WIZZARD SOFTWARE CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Colorado

87-0609860

(State or Other Jurisdiction

(IRS Employer ID No.)

of incorporation or organization)

5001 Baum Blvd. Suite 770

Pittsburgh, Pennsylvania 15213

 (Address of Principal Executive Offices)

(412)621-0902

 (Issuer's Telephone Number, including Area Code)

2008 Key Employee Stock Option Plan

(Full Title of the Plan)

Christopher J. Spencer

5001 Baum Blvd. Suite 770

Pittsburgh, Pennsylvania 15213

 (Name and Address of Agent for Service)

(412)621-0902

 (Telephone Number, Including Area Code, of Agent for Service)

Large accelerated filer [ ]

Accelerated filer [X]

Non-accelerated filer [ ]

Smaller reporting company [ ]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed            Proposed

Title of

Maximum

Maximum

Amount of

Securities to

Amount to

Offering Price

Aggregate

Registration

be Registered

be Registered

Per Share

Offering Price

Fee *

--------------------------------------------------------------------------------------------------------------

$0.001 par

400,000

$2.02

$808,000

$31.75

value common

voting stock

--------------------------------------------------------------------------------------------------------------

*

Calculated according to Rule 457(h) and (c) of the Securities and Exchange Commission, based upon the average of the high and low prices of our common stock on the American Stock Exchange on May 6, 2008, to be issued under the Plan.

PART I

Information Required in the Section 10(a)Prospectus

Item 1.  Plan Information.

Plan.

A copy of our ("Wizzard Software Corporation," or the "Company," "we," "our" and "us" or words of similar import) 2008 Key Employee Stock Option Plan (the "2008 Plan") is attached hereto and incorporated herein by reference.

Item 2.  Registrant Information and Employee Plan Annual Information.

Available Information.

Copies of our 2008 Plan, our Annual Report on Form 10-K for the year ended December 31, 2007, all of our 10-QSB Quarterly Reports and any of our Current Reports filed with the Securities and Exchange Commission (the "Commission") during the past 12 months will be provided to the 2008 Plan's participants.

We also undertake to furnish, without charge, to such participants or persons purchasing any of our securities registered hereby, copies of all of such documentation.  Requests should be directed to Christopher J. Spencer, our President, at the address and telephone appearing on the Cover Page of this Registration Statement.

Additional information regarding us may be reviewed at the Commission's web site www.sec.gov, in the Edgar Archives.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

(a) Our Annual Report on Form 10-K for the calendar year ended December 31, 2007, filed with the Commission on March 17, 2008; and our Quarterly Reports on Form 10-QSB/A for the quarterly periods ended September 30, 2007; June 30, 2007; and March 31, 2007, each of which was filed with the Commission on March 17, 2008.

(b) All of our other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months.

We are authorized to issue two classes of securities, being comprised of 100,000,000 shares of $0.001 par value common voting stock and 10,000,000 shares of $0.001 par value preferred stock.

The holders of our $0.001 par value common stock have traditional rights as to voting, dividends and liquidation.  All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed.  Our common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of our liquidation, the holders of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

See Item 3(b) above.

Item 5.  Interest of Named Experts and Counsel.

Branden T. Burningham, Esq., who has prepared this Registration Statement and an opinion regarding the authorization, issuance and fully-paid and non-assessable status of our securities covered by this Registration Statement, presently owns no shares of our common stock and is not deemed to be an affiliate of ours or a person associated with an affiliate of ours.  He may be entitled to participate in the 2008 Plan; however, his participation is not anticipated at this time.

Item 6.  Indemnification of Directors and Executive Officers.

Section 7-109-102 of the Colorado Corporations and Associations Act, (the "Colorado Code") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the Articles of Incorporation, Section 7-109-105 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.  Section 7-109-107 extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 7-109-103 requires that a corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.  Unless limited by the Articles of Incorporation, Section 7-109-107 extends this protection to officers of a corporation as well.

Pursuant to Section 7-109-104, the corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102.  Unless limited by the Articles of Incorporation, Section 7-109-107 extends this protection to officers of a corporation as well.

Regardless of whether a director, officer, employee or agent has the right to indemnity under the Colorado Code, Section 7-109-108 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of our Company's Bylaws reiterates the provisions of Section 7-109-102 of the Colorado Code, and extends this protection to officers and employees of our Company.  Article VIII also provides that a judgment or conviction, whether based upon a plea of guilty or nolo contendere or its equivalent, or after trial, shall not in and of itself be deemed to be an adjudication that such director, officer or employee is liable to our Company for negligence or misconduct in the performance of his or her duties.  This determination can be made, at the option of the director, officer or employee seeking indemnification in any of the following manners: (a) order of the court or administrative agency having jurisdiction of the action, suit or proceeding; (b) resolution of a majority of the non-interested members of the Board of Directors; (c) if there is no quorum after excluding interested directors, by majority resolution of a committee of non-interested stockholders and directors appointed by the Board of Directors; (d) resolution of a majority of the quorum directors at any meeting; or (e) an order of any court having jurisdiction over our Company.

Item 7.  Exemption from Registration Claimed.

None.

Item 8.  Exhibits.

Exhibit

Number

5.1

Opinion regarding Legality

5.2

S-8 Memorandum for Plan Participants

23.1

Consent of Branden T. Burningham, Esq.

23.2

Consent of Gregory & Associates, LLC,

Certified Public Accountants

99.1

2008 Key Employee Stock Option Plan

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (5)  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, in the State of Pennsylvania on May 9, 2008.

REGISTRANT:

Date:  May 9, 2008

By /s/ Christopher J. Spencer

Christopher J. Spencer

President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 9, 2008

/s/ Christopher J. Spencer

Christopher J. Spencer

CEO, President and

Director

Date: May 9, 2008

/s/ J. Gregory Smith

J. Gregory Smith

Director

Date: May 9, 2008

/s/ Douglas Polinsky

Douglas Polinsky

Director

Date: May 9, 2008

/s/ David Mansueto

David Mansueto

Director

Date: May 9, 2008

/s/ Denis Yevstifeyev

Denis Yevstifeyev

Director

Securities and Exchange Commission File No. ________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WIZZARD SOFTWARE CORPORATION

EXHIBIT INDEX

Exhibit

Number

5.1

Opinion regarding Legality

5.2

S-8 Memorandum for Plan Participants

23.1

Consent of Branden T. Burningham, Esq.

23.2

Consent of Gregory & Associates, LLC

Certified Public Accountants

99.1

2008 Key Employee Stock Option Plan